Exhibit 99.1

Osiris Therapeutics Reports Third Quarter 2012 Financial Results

Biosurgery sales up 6-fold over previous year - Osiris regains worldwide rights to Prochymal

COLUMBIA, Md. — November 5, 2012 - Osiris Therapeutics, Inc. (NASDAQ: OSIR), the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets, announced today its results for the third quarter ended September 30, 2012.

Highlights and Recent Developments

•                  Regained worldwide rights to Prochymal® and Chondrogen®

•                  Reported $2.2 million of revenue from our Biosurgery products, Grafix and Ovation, during the third quarter — a 32% increase over the prior quarter and a greater than 6-fold increase over 3Q 2011.

•                  Reported cash, receivables and short-term investments of $39.4 million as of September 30, 2012.

•                  Promoted Lode Debrabandere, Ph.D. to the role of Chief Operating Officer.

•                  Elected Hans Klingemann, M.D., Ph.D. to the position of Director to serve as a member of the company’s Audit, Compensation and Nominating Committees.

•                  Received notification from Swissmedic that Prochymal will be evaluated under its Rapid Authorization Procedures, a designation that cuts the evaluation period for promising new drugs in half.

•                  Submitted a full proposal to the Biomedical Advanced Research and Development Authority (BARDA) after being selected for a Broad Agency Announcement (BAA) to fund advanced research and development of countermeasures, specifically for the use of Grafix in mass casualty thermal burn injuries.

•                  Increased our U.S. intellectual property estate to 51 issued patents (154 worldwide). Recent additions cover the use of MSCs for graft-versus-host disease and inflammatory conditions, as well as methods of manufacturing and MSC quality.

“We are very pleased with how all aspects of our business performed this quarter,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris Therapeutics.  “We have a very unique and exciting opportunity ahead of us.  As we transition into a fully commercial entity, we will not relinquish the scientific leadership position we have created in cell therapy.  Instead, we are leveraging our highly sophisticated understanding of this powerful technology to favorably differentiate our best-in-class products within the market place.”

Third Quarter Financial Results

Biosurgery product revenue rose 32% from the previous quarter to $2.2 million and over 6 fold from the third quarter of 2011.  Gross profit from product sales rose to $1.4 million for the quarter or 66% of revenue.  As of September 30, 2012, Osiris had $39.4 million of cash, receivables and short-term investments.

Research and development expenses for the third quarter of 2012 were $3.0 million, compared to $5.0 million incurred in the third quarter of 2011.  General and administrative (G&A) expenses were $1.6 million for the third quarter of 2012 compared to $1.4 million for the same period of the prior year. Net cash used in operations for the three months ended September 30, 2012 was $1.6 million.

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, September 30, 2012 at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

An archive of the webcast will be available approximately two hours after the completion of the call through November 12, 2012. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc., having developed the world’s first approved stem cell drug, Prochymal®, is the leading stem cell company. The company is focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets.  In Biosurgery, Osiris currently markets Grafix® for burns and chronic wounds, and Ovation® for orthopedic applications. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of stem cell products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 51 U.S. and 154 foreign patents.

Osiris, Prochymal, Grafix and Ovation are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal®, Chondrogen®, Grafix® and Ovation®); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands, except per share data

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash	$1,056	$1,661
Investments available for sale	36,159	45,604
Accounts receivable, net	2,231	728
Inventory	922	767
Deferred tax asset	—	2,188
Prepaid expenses and other current assets	1,062	470
Total current assets	41,430	51,418

Property and equipment, net	2,220	2,463
Restricted cash	318	392
Total assets	$43,968	$54,273

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$5,002	$4,692
Capital lease obligations, current portion	44	—
Deferred revenue, current portion	—	3,333
Total current liabilities	5,046	8,025

Long-term portion of capital lease obligations	173	—
Other long-term liabilities	387	430
Total liabilities	5,606	8,455

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,874 shares outstanding - 2012, 32,828 shares outstanding - 2011	33	33
Additional paid-in-capital	279,092	278,092
Accumulated other comprehensive income	15	20
Accumulated deficit	(240,778)	(232,327)
Total stockholders’ equity	38,362	45,818
Total liabilities and stockholders’ equity	$43,968	$54,273

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations

(Unaudited)
Amounts in thousands, except per share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Product revenues	$2,151	$331	$4,914	$498
Cost of product revenues	732	139	1,671	209
Gross profit	1,419	192	3,243	289

Revenue from collaborative research agreements and royalties	232	10,242	3,776	30,861

Operating expenses:
Research and development	2,983	5,018	11,018	14,938
General and administrative	1,600	1,429	4,541	6,405
	4,583	6,447	15,559	21,343

(Loss) income from operations	(2,932)	3,987	(8,540)	9,807

Other income, net	13	26	52	80

(Loss) income before income taxes	(2,919)	4,013	(8,488)	9,887

Income tax benefit (expense)	5	—	37	(43)

Net (loss) income	$(2,914)	$4,013	$(8,451)	$9,844

Basic (loss) earnings per share	$(0.09)	$0.12	$(0.26)	$0.30

Diluted (loss) earnings per share	$(0.09)	$0.12	$(0.26)	$0.30

Weighted average common shares (basic)	32,871	32,826	32,854	32,818

Weighted average common shares (diluted)	32,871	33,121	32,854	33,121

OSIRIS THERAPEUTICS, INC.

Statements of Cash Flows

(Unaudited)

Amounts in thousands

	Nine months ended,
	Sept 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(8,451)	$9,844
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	528	560
Non cash share-based payments	952	1,341
Provision for bad debts	11	—
Non cash expense- extension of expiration date of warrant to related party	—	1,740
Changes in operating assets and liabilities:
Accounts receivable	(1,514)	468
Inventory, prepaid expenses, and other current assets	(747)	733
Deferred tax assets	2,188	—
Other assets	—	165
Accounts payable and accrued expenses	267	21
Deferred revenue	(3,333)	(30,720)
Net cash used in operating activities	(10,099)	(15,848)

Cash flows from investing activities:
Purchases of property and equipment	(57)	(79)
Proceeds from sale of investments available for sale	9,485	15,805
Purchases of investments available for sale	(45)	(68)
Net cash provided by investing activities	9,383	15,658

Cash flows from financing activities:
Principal payments on capital lease obligations	(11)	—
Restricted cash	74	129
Proceeds from the issuance of common stock, net	48	22
Net cash provided by financing activities	111	151

Net decrease in cash	(605)	(39)
Cash at beginning of period	1,661	1,442

Cash at end of period	$1,056	$1,403